Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281929) and Form S-8 (No. 333-257048 and No. 333-287159) of Zeta Global Holdings Corp. of our report dated February 6, 2026 relating to the financial statements of Marigold’s Enterprise Business, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers

Sydney, Australia

February 6, 2026